Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
F. Dixon McElwee, Jr., CFO
Phone: (214) 630-8090
E-mail: ir@ffex.net

Frozen Food Express Industries, Inc. Reports Second Quarter Results

Dallas, Texas - July 25, 2005 - Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the three and six month periods ended June 30, 2005.

For the quarter ended June 30, 2005, total revenue increased by 7.2%, to $126.7 million from $118.1 million during the same quarter of 2004. Total revenue for the second quarter of 2005 included fuel surcharges of $14.0 million, compared to $7.2 million for the same quarter of 2004. Revenue from dedicated services rose by 27.3% to $5.6 million as compared to the year-ago quarter. Also included in second quarter 2005 revenue was $4.5 million from freight brokerage services and equipment rental, as compared to $7.5 million for the same three months of 2004.

Income from operations for 2005’s second quarter improved by 21.4% to $6.1 million from $5.0 million during the same period of 2004. Net income increased by 66%, to $5.8 million from $3.5 million. Second quarter earnings per diluted share increased to $.31 from $.19 during the second quarter of 2004.

For the six months ended June 30, 2005, total revenue increased by 7.8%, to $244.7 million from $227.1 million for the first half of 2004. Total revenue during the first six months of 2005 included fuel surcharges of $24.8 million, compared to $12.2 million during the comparable period of 2004. Revenue from dedicated fleet services during the first six months of 2005 was $11.0 million, as compared to $8.4 million during the comparable year-ago period. Also included in first-half 2005 revenue was $10.6 million from freight brokerage services and equipment rental, as compared to $13.4 million during the first six months of 2004.

Net income for the first six months of 2005 was $9.1 million as compared to $5.4 million during the comparable period of 2004. Earnings per diluted share improved to $.49 from $.30 for 2004.

For the three and six month periods ended June 30, 2005, interest and other income included a $3.8 million gain associated with the sale of a life insurance policy, as previously disclosed.

Chairman and CEO Stoney M. (“Mit”) Stubbs, Jr. commented: “We are encouraged by our performance in the recent second quarter. Despite a sluggish beginning, linehaul revenue productivity, measured by revenue per truck per week, increased by 6% to $3,550, as compared to 2004’s second quarter. We continue to enjoy favorable pricing conditions for our service offerings. Truckload linehaul revenue per total mile increased by 9.6% to $1.48 from $1.35 during the second quarter of last year. LTL revenue per hundredweight increased by 3.1% to $14.85 from $14.41 during the same quarter of last year.

“We are very pleased by the first half of 2005. Freight demand was a little soft early in the second quarter, but we finished well, with linehaul revenue, excluding fuel surcharges up 6.3% for June as compared to June of 2004. This carries us into the third quarter with good momentum. However, we do have some expense items that have impacted our earnings. We are working on them and expect to report improvement in this year’s second half.”

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Three and Six Months Ended June 30,
(Unaudited and in thousands, except per share amounts)

	Three Months		Six Months
	2005	2004	2005	2004
Revenue
Freight revenue	$123,250	$114,746	$239,122	$221,235
Non-freight revenue	3,430	3,392	5,587	5,834
	126,680	118,138	244,709	227,069
Cost and expenses
Salaries, wages and related exp.	32,628	30,670	63,254	59,680
Purchased transportation	31,605	32,281	61,171	62,693
Fuel	19,090	14,467	35,809	27,556
Supplies and expenses	15,901	13,767	31,067	26,078
Revenue equipment rent	7,301	7,888	14,078	16,138
Depreciation	5,493	4,878	11,315	9,490
Communication and utilities	900	942	1,926	1,916
Claims and insurance	3,151	2,910	6,588	5,798
Operating taxes and licenses	1,026	1,163	2,202	2,291
Gains on disposition of equipment	(1,493)	(604)	(2,650)	(965)
Miscellaneous expenses	1,697	1,797	2,885	2,663
	117,299	110,159	227,645	213,338
Non-freight costs and operating expenses	3,288	2,960	5,440	5,422
	120,587	113,119	233,085	218,760
Operating income	6,093	5,019	11,624	8,309
Interest and other income	(3,445)	(349)	(3,355)	(153)

Pre-tax income	9,538	5,368	14,979	8,462

Income tax provision	3,739	1,876	5,873	3,030

Net income	$5,799	$3,492	$9,106	$5,432

Net income per share of common stock
Basic	$0.33	$0.20	$0.51	$0.32
Diluted	$0.31	0.19	$0.49	$0.30

Basic shares	17,843	17,209	17,750	17,174
Diluted shares	18,759	17,937	18,751	17,894

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics Three and Six Months Ended June 30,
	Three Months		Six Months
Freight revenue from:	2005	2004	2005	2004
Full-truckload linehaul services [a]	$67.6	$65.4	$132.7	$129.6
Dedicated Fleets [a]	5.6	4.4	11.0	8.4
Total full-truckload [a]	73.2	69.8	143.7	138.0
Less-than-truckload (“LTL”) services [a]	31.5	30.2	60.0	57.6
Fuel adjustments [a]	14.0	7.2	24.8	12.2
Freight brokerage [a]	3.1	6.0	7.9	10.3
Equipment rental [a]	1.4	1.5	2.7	3.1
Total freight revenue [a]	$123.2	$114.7	$239.1	$221.2

Total full-truckload revenue [a]	$73.2	$69.8	$143.7	$138.0
LTL revenue [a]	31.5	30.2	60.0	57.6
Total linehaul and dedicated fleet revenue [a]	$104.7	$100.0	$203.7	$195.6
Weekly average trucks in service	2,269	2,296	2,282	2,300
Revenue per truck per week	$3,550	$3,350	$3,453	$3,271

Full-truckload total linehaul miles [a]	45.6	48.5	91.2	98.2
Full-truckload linehaul revenue per total mile	$1.48	$1.35	$1.46	$1.32
Full-truckload linehaul shipments [b]	48.6	48.4	96.2	98.0
Full-truckload loaded miles per shipment	842	909	851	909
LTL total miles [a]	11.5	11.0	22.1	21.3
LTL revenue per total mile	$2.74	$2.75	$2.71	$2.70
LTL hundredweight [b]	2,123	2,095	4,051	3,981
LTL linehaul revenue per hundredweight	$14.85	$14.41	$14.81	$14.47

a)	In millions.
b)	In thousands.

Conference Call and Web Cast
FFEX will hold a telephonic conference call tomorrow morning, July 26, 2005 at 10:00 am Eastern Daylight Time (9:00 am Central Time) to discuss the three and six month 2005 operating results. Individuals wishing to participate in the conference call may do so by dialing (800) 561-2693 for domestic (617) 614-3523 for international calls and entering the pass code 39629114 prior to the beginning of the call. There will also be a live web cast of the conference call that can be accessed by clicking on the web cast icon http://www.ffex.net. A replay of the web cast will be available on the company’s website or by telephone at (888) 286-8010 for domestic calls and (617) 801-6888 for international calls for 30 days following the live web cast. The pass code for the replay will be 82076367.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may have a bearing on operating results are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.